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NEXTEL PARTNERS, INC. AND SUBSIDIARIES
EXHIBIT 12
COMPUTATION OF RATIO TO FIXED CHARGES

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                                                                                              PRO FORMA                PRO FORMA
                                                YEAR ENDED        THREE MONTHS ENDED          YEAR ENDED          THREE MONTHS ENDED
                                            DECEMBER 31, 1998       MARCH 31, 1999         DECEMBER 31, 1998         MARCH 31, 1999
                                         --------------------------------------------    -------------------------------------------
                                                         (in thousands)                                   (in thousands)
EARNINGS (LOSS)
Pretax income (loss)                             ($22,298)                   ($17,423)               ($42,318)             ($19,008)

  Add back:
  Fixed charges as disclosed below                  7,303                      13,728                  39,496                15,135
  Less: Capitalized Interest                       (6,313)                       (799)                 (6,313)                 (799)
                                         -----------------          -----------------       -----------------      -----------------
EARNINGS (LOSS) AS ADJUSTED                       (21,308)                     (4,494)                 (9,135)               (4,672)
                                         -----------------          -----------------       -----------------      -----------------
FIXED CHARGES:
  Interest expense, net of
    capitalized interest                               --                      12,173                  31,723                13,535
  Capitalized interest                              6,313                         799                   6,313                   799
  Amortization of debt issuance costs                  --                         356                     470                   401
  Portion of rent expense
    representative of interest factor                 990                         400                     990                   400
                                         -----------------          -----------------       -----------------      -----------------
                                                    7,303                      13,728                  39,496                15,135
                                         -----------------          -----------------       -----------------      -----------------
DEFICIENCY OF EARNINGS TO FIXED CHARGES           (28,611)                    (18,222)                (48,631)              (19,807)
                                         =================          =================       =================      =================

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